UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2010

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(972) 437-5200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On December 6, 2010, Vertical Computer Systems, Inc. (the “Company”) appointed Freddy Holder as its principal accounting officer.  Mr. Holder will also serve as the Chief Financial Officer of the Company and its subsidiaries.

There are no family relationships between Mr. Holder and any employee of the Company or any of its subsidiaries.

Mr. Holder has over 23 years experience spanning all aspects of finance and accounting.  He started his career with the accounting firm of Ernst & Young and has worked for both large and small multi-national public and private companies in the software, retail and services industries.  Most recently, Mr. Holder was Director of Consulting for Sirius Solutions, LLLP, where he was responsible for the finance and accounting practice of the company’s North Texas region.  Prior to that, he served as the Managing Director and International Controller for FedEx Office, where he directed all international finance operations and financial control management of eight countries outside the United States.  Mr. Holder also served as Director of Accounting for Software Spectrum, where he was responsible for all North American accounting operations and worldwide financial reporting for this Fortune 1,000 publicly held software reseller.  Previous experience also includes the position of Corporate Controller for US Data Corporation, a publicly held software development company.  Mr. Holder has held a CPA license in the state of Texas since 1989 and received his degree from the University of Texas at Dallas.

In connection with Mr. Holder’s appointment, the Company agreed to issue 600,000 restricted shares of common stock pursuant to a restricted stock agreement that provides for such shares to vest in equal annual installments over a period of three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTICAL COMPUTER SYSTEMS, INC.

Dated: December 14, 2010	By:	/s/ Richard Wade
Richard Wade
President and Chief Executive Officer